Exhibit 99.1

NEWS RELEASE

Tops Markets, LLC, PO Box 1027, Buffalo, NY 14240-1027

For more information contact:
David Langless, EVP & Chief Financial Officer
Phone: (716) 635-5000
Email: dlangless@topsmarkets.com

FOR IMMEDIATE RELEASE

Tops Holding II Corporation Reports Second Quarter Results

WILLIAMSVILLE, NY, August 11, 2016 – Tops Holding II Corporation (“Tops” or the “Company”), the indirect parent of Tops Markets, LLC (“Tops Markets”), a leading supermarket retailer serving Upstate New York, Northern Pennsylvania and Vermont, today reported financial results for the second quarter ended July 16, 2016.

Second Quarter 2016 Performance

•	Inside sales increased $10.4 million to $555.0 million
•	Net loss improved to $2.9 million
•	Adjusted EBITDA* up 6.0% to $36.6 million
•	Entered into agreements to acquire six supermarkets located in eastern New York State and Massachusetts

*Please see the attached tables for a reconciliation of GAAP net loss to Adjusted EBITDA

“We delivered solid performance in the quarter as higher margin sales and strong cost control drove a 6% increase in Adjusted EBITDA,” commented Frank Curci, Tops Chairman and CEO.  “Along with the rest of the supermarket industry, we continue to be challenged by food cost deflation, particularly in meat and dairy categories, which drove a small decline in same stores sales in the quarter.  Despite those persistent headwinds, we continue to improve Tops’ earnings power through our growth as our net loss improved 92% and the Adjusted EBITDA improvement was our third consecutive quarter-over-quarter increase.”

Mr. Curci added, “Tops’ market share remains very strong as we are making gains across our entire market footprint in a highly competitive environment.  Notably, during our second quarter, we achieved our best market share trends in recent years.  On top of that, we recently announced agreements to purchase five supermarkets in the Hudson Valley region of New York and one supermarket in north-central Massachusetts as part of a merger-related divestiture, and have also purchased a smaller supermarket in central New York.”

Tops Holding II Corporation Second Quarter 2016 Results

Pending Store Acquisitions to Benefit Earnings and Leverage

On July 13, 2016, the Company announced agreements to acquire four supermarkets from The Stop & Shop Supermarket Company LLC, which currently operates these stores under the Stop & Shop banner, and two supermarkets from Hannaford Bros. Co., LLC and Martin’s Foods of South Burlington, LLC, which currently operate these stores under the Hannaford banner, in eastern New York and Massachusetts.  These transactions are expected to close beginning August 21, 2016 and are subject to customary closing conditions.

Mr. Curci commented, “We are very excited about this acquisition as it is expected to be highly accretive and improve our leverage.  The stores we are acquiring strengthen and extend our geographic footprint while requiring minimal incremental general and administrative expenses.  Overall, we feel very good about our performance and are extremely excited for what the future holds.”

This acquisition, along with the recent addition after the end of the quarter of a small store in Hannibal, New York outside of Syracuse, will bring the total number of corporate stores to 172.

Fiscal 2016 Second Quarter Results (Narrative compares with prior-year period unless otherwise noted)

($ in thousands)

	12-week periods ended
	July 16, 2016	July 11, 2015	$ Change	% Change
Inside sales	$554,989	$544,576	$10,413	1.9%
Fuel Sales	34,600	41,335	(6,735)	(16.3)%
Net sales	589,589	585,911	3,678	0.6%
Gross profit	$175,657	$170,089	$5,568	3.3%
Gross profit margin	29.8%	29.0%
Operating income	$16,396	$16,467	$(71)	(0.4)%
Operating margin	2.8%	2.8%
Net loss	$(2,872)	$(37,478)	$34,606	92.3%

Inside sales grew with the addition of seven acquired and new supermarkets opened since May 2015, contributing $12.8 million of incremental sales.  The Company had 165 total corporate supermarkets at the end of the quarter.  Same store sales declined 1.1% largely due to food cost deflation in certain categories, including meat and dairy, combined with competitive pressure to respond with lower prices.  The decrease in fuel sales was largely attributable to a 15.6% decline in the average retail price paid per gallon. As of July 16, 2016, 52 corporate fuel stations were in operation.

The 80 basis points increase in gross profit margin was largely due to product mix given the smaller proportion of relatively lower margin fuel sales.  Distribution costs were down 16.6% to $9.6 million, primarily due to a $1.7 million decrease in self-insured workers’ compensation claims expense.

The seven acquired and new locations opened since May 2015 drove many operating expense lines higher.  As a percentage of sales, most major operating expense categories were relatively consistent reflecting strong cost controls.  Operating income was relatively flat despite a $2.1 million non-cash impairment during the 2016 period.

Interest expense for the current year quarter was $18.6 million, a decrease of $0.5 million due to the reduction in interest costs that resulted from the refinancing of the Company’s debt in June 2015.

Net loss improved measurably due to higher inside sales and gross margin, combined with $34.5 million of debt extinguishment costs during the prior year quarter related to the 2015 debt refinancing.

To provide investors with greater understanding of the Company’s operating performance, in addition to reporting results in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Tops

Tops Holding II Corporation Second Quarter 2016 Results

provides supplemental reporting on EBITDA and Adjusted EBITDA, both non-GAAP measures.  Second quarter Adjusted EBITDA was $36.6 million, up $2.1 million, or 6.0% as compared to the prior year quarter.

See “Non-GAAP Financial Measures” below for a discussion of EBITDA and Adjusted EBITDA, and the attached table for a reconciliation to GAAP net loss.

Fiscal 2016 28 Week Results (Narrative compares with prior-year period unless otherwise noted)

($ in thousands)

	28-week periods ended
	July 16, 2016	July 11, 2015	$ Change	% Change
Inside sales	$1,233,113	$1,221,272	$11,841	1.0%
Fuel Sales	70,212	87,489	(17,277)	(19.7)%
Net sales	1,303,325	1,308,761	(5,436)	(0.4)%
Gross profit	$390,713	$384,554	$6,159	1.6%
Gross profit margin	30.0%	29.4%
Operating income	$26,704	$38,557	$(11,853)	(30.7)%
Operating margin	2.0%	2.9%
Net loss	$(18,022)	$(41,673)	$23,651	56.8%

Inside sales reflects $29.5 million of incremental contribution from seven acquired and new supermarkets opened since May 2015, partially offset by a $2.4 million reduction in pharmacy sales from the January 2015 closure of 27 in-store pharmacies and a 1.3% decrease in same store sales due to food cost deflation.  Fuel sales were negatively impacted by a 19.0% decrease in the average retail price paid per gallon.

Gross profit margin increased 60 basis points, largely due to the shift in product mix given the smaller proportion of lower margin fuel sales and a $4.4 million decrease in distribution costs.  The distribution costs reduction was largely due to $1.9 million of incremental savings associated with the amendment of certain operating terms of our agreement with C&S and a $1.7 million decrease in self-insured workers’ compensation claims expense.  Lower operating income during the 28-week period ended July 16, 2016 reflects the $11.0 million gain in the 2015 first quarter from the January 2015 sales of pharmacy assets and a $2.1 million non-cash impairment in the 2016 period.   The improvement in net loss reflects the debt extinguishment costs related to the 2015 debt refinancing that occurred during the 28-week period ended July 11, 2015.

For the first 28 weeks of 2016, Adjusted EBITDA was $73.7 million, up $3.7 million, or 5.2%.

Balance Sheet Highlights

Cash and cash equivalents were $29.3 million at July 16, 2016, compared with $35.6 million at
January 2, 2016.  Cash provided by operating activities during the 2016 28-week period was $21.0 million, a decrease of $22.5 million from the prior-year period.  The decrease in cash generated reflects a change in working capital, particularly a larger decrease in accrued expenses due to bonus payments in 2016 related to 2015 and an increase in inventory to replenish lower than normal inventory levels at 2015 year-end.

Cash provided by operating activities supported growth initiatives, including $18.2 million in capital expenditures that were largely related to new store openings, store remodels and maintenance activities.  The Company anticipates investing between $40 million and $45 million in capital expenditures in 2016, including the pending six-store acquisition.

Tops Holding II Corporation Second Quarter 2016 Results

As of July 16, 2016, exclusive of the discount on the 2018 Notes and deferred financing fees, total debt excluding capital leases was $696.7 million compared with $696.6 million at 2015 year-end.  The unused availability under the revolving credit facility was $46.5 million after giving effect to the borrowing base calculation and $22.8 million of letters of credit outstanding.  Tops expects that cash generated from operations and availability under the revolving credit facility will provide sufficient liquidity to fund debt service requirements, investments in working capital, capital expenditures, acquisitions and other cash requirements for at least the next twelve months.

Conference Call Details

Tops will host a conference call on Friday, August 12, 2016, beginning at 11:00 a.m. Eastern Time.  During the call, management will review the financial and operating results for the second quarter, and discuss Tops’ corporate strategy and outlook.  A question-and-answer session will follow.  The conference call can be accessed by dialing (201) 689-8560.

A telephonic replay will be available from 2:00 p.m. ET the day of the teleconference until Friday,
August 26, 2016.  To listen to the replay, dial (858) 384-5517 and enter replay pin number 13640906.

About Tops Holding II Corporation

Tops is the parent of Tops Holding LLC and the indirect parent of Tops Markets, LLC, which is headquartered in Williamsville, NY, and operates 166 corporate full-service supermarkets including 165 under the Tops banner and one under the Orchard Fresh banner, with an additional five supermarkets operated by franchisees under the Tops banner.  With approximately 15,000 associates, Tops is a leading full-service grocery retailer in Upstate New York, Northern Pennsylvania and Vermont.  Tops’ strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.

For more information about Tops Markets, visit the company's website at www.topsmarkets.com.

Safe Harbor Statement

The information made available in this news release contains forward-looking statements, which are generally statements about future events, plans, objectives and performance.  Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements.  Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict.  Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, occur, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.  Important factors relating to these risks and uncertainties include, but are not limited to the following:

•	current economic conditions and the impact on consumer demand and spending and our pricing strategy;
•	pricing and market strategies, the expansion, consolidation and other activities of competitors, and our ability to respond to the promotional practices of competitors;
•	our ability to effectively increase or maintain our profit margins;
•	the success of our store acquisition, construction and remodel programs;
•	fluctuations in utility, fuel and commodity prices which could impact consumer spending and buying habits and the cost of doing business;
•	risks inherent in our fuel station operations;
•	our exposure to local economies and other adverse conditions due to our geographic concentration;

Tops Holding II Corporation Second Quarter 2016 Results

•	risks of natural disasters and severe weather conditions;
•	supply problems with our suppliers and vendors;
•	our relationships with our unions and unionized employees, the terms of future collective bargaining agreements or labor strikes;
•	increased operating costs resulting from increases in the minimum wage, rising employee benefit costs or pension funding obligations;
•	changes in, or the failure or inability to comply with, laws and governmental regulations applicable to the operation of our pharmacy and other businesses;
•	the adequacy of our insurance coverage against claims of our customers in connection with our pharmacy services;
•	estimates of the amount and timing of payments under our self-insurance policies;
•	risks of liability under environmental laws and regulations;
•	our ability to maintain and improve our information technology systems;
•	events that give rise to actual or potential food contamination, drug contamination or food-borne illness or any adverse publicity relating to these types of concerns, whether or not valid;
•	threats or potential threats to security;
•	our ability to retain key personnel;
•	risks of data security breaches or losses of confidential customer information;
•	risks relating to our substantial indebtedness;
•	claims or legal proceedings against us; and
•	other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for Fiscal 2015.

We caution that investors should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made.  We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, we provide information regarding EBITDA and Adjusted EBITDA.  We define EBITDA as earnings before interest, taxes, depreciation and amortization.  We define Adjusted EBITDA as EBITDA adjusted to exclude certain non-cash items and items that are not indicative of our core operating performance including such items as LIFO inventory valuation adjustments, share-based compensation expense, legal and professional fees related to unusual or non-recurring matters, impairment, debt extinguishment costs, gains or losses on asset sales outside the normal course of business, and costs directly associated with sizable acquisitions.  We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity, and they are among the primary measures used by management for planning and forecasting for future periods.  We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and, with respect to EBITDA, makes it easier to compare our results with other companies that have different financing and capital structures.  See the last page of this release for a reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, which we believe is net loss.

FINANCIAL TABLES FOLLOW.

Tops Holding II Corporation Second Quarter 2016 Results

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	12-week periods ended
	July 16, 2016	July 11, 2015	$ Change	% Change
Net sales	$589,589	$585,911	$3,678	0.6%
Cost of goods sold	(404,286)	(404,259)	(27)	(0.0)%
Distribution costs	(9,646)	(11,563)	1,917	16.6%
Gross profit	175,657	170,089	5,568	3.3%

Operating expenses:
Wages, salaries and benefits	(84,559)	(82,771)	(1,788)	(2.2)%
Selling and general expenses	(27,231)	(26,548)	(683)	(2.6)%
Administrative expenses (inclusive of share- based compensation expense of $38 and $55)	(18,578)	(17,509)	(1,069)	(6.1)%
Rent expense, net	(6,505)	(6,374)	(131)	(2.1)%
Depreciation and amortization	(14,718)	(14,566)	(152)	(1.0)%
Advertising	(5,594)	(5,854)	260	4.4%
Impairment	(2,076)	—	(2,076)	N/A
Total operating expenses	(159,261)	(153,622)	(5,639)	(3.7)%
Operating income	16,396	16,467	(71)	(0.4)%
Loss on debt extinguishment	—	(34,503)	34,503	100.0%
Interest expense, net	(18,567)	(19,042)	475	2.5%
Loss before income taxes	(2,171)	(37,078)	34,907	94.1%
Income tax expense	(701)	(400)	(301)	(75.3)%
Net loss	$(2,872)	$(37,478)	$34,606	92.3%

Tops Holding II Corporation Second Quarter 2016 Results

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	28-week periods ended
	July 16, 2016	July 11, 2015	$ Change	% Change
Net sales	$1,303,325	$1,308,761	$(5,436)	(0.4)%
Cost of goods sold	(891,152)	(898,384)	7,232	0.8%
Distribution costs	(21,460)	(25,823)	4,363	16.9%
Gross profit	390,713	384,554	6,159	1.6%

Operating expenses:
Wages, salaries and benefits	(192,392)	(192,227)	(165)	(0.1)%
Selling and general expenses	(63,736)	(64,350)	614	1.0%
Administrative expenses (inclusive of share- based compensation expense of $127 and $124)	(44,048)	(41,002)	(3,046)	(7.4)%
Rent expense, net	(15,106)	(14,571)	(535)	(3.7)%
Depreciation and amortization	(34,633)	(33,172)	(1,461)	(4.4)%
Advertising	(12,018)	(11,689)	(329)	(2.8)%
Impairment	(2,076)	—	(2,076)	N/A
Gain on sale of assets	—	11,014	(11,014)	(100.0)%
Total operating expenses	(364,009)	(345,997)	(18,012)	(5.2)%
Operating income	26,704	38,557	(11,853)	(30.7)%
Loss on debt extinguishment	—	(34,503)	34,503	100.0%
Interest expense, net	(43,454)	(44,785)	1,331	3.0%
Loss before income taxes	(16,750)	(40,731)	23,981	58.9%
Income tax expense	(1,272)	(942)	(330)	(35.0)%
Net loss	$(18,022)	$(41,673)	$23,651	56.8%

Tops Holding II Corporation Second Quarter 2016 Results

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	July 16, 2016	January 2, 2016
Assets
Current assets:
Cash and cash equivalents	$29,318	$35,557
Accounts receivable, net	66,496	68,198
Inventory, net	153,206	141,223
Prepaid expenses and other current assets	13,953	16,857
Total current assets	262,973	261,835
Property and equipment, net	351,322	369,446
Goodwill	213,096	213,096
Intangible assets, net	168,534	173,730
Other assets	15,396	11,547
Total assets	$1,011,321	$1,029,654

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$89,681	$81,812
Accrued expenses and other current liabilities	87,217	96,757
Current portion of capital lease obligations	9,468	8,566
Current portion of long-term debt	2,182	2,075
Total current liabilities	188,548	189,210
Capital lease obligations	140,251	143,122
Long-term debt, net	682,727	681,372
Other long-term liabilities	47,162	44,680
Non-current deferred tax liabilities	44,648	43,694
Total liabilities	1,103,336	1,102,078

Common stock ($0.001 par value; 300,000 authorized shares, 126,560 shares issued and 126,559 shares outstanding as of July 16, 2016 and January 2, 2016)	—	—
Treasury stock (at cost; 1 share as of July 16, 2016 and January 2, 2016)	(1)	(1)
Paid-in capital	6,405	7,974
Accumulated deficit	(96,814)	(78,792)
Accumulated other comprehensive loss, net of tax	(1,605)	(1,605)
Total shareholders' deficit	(92,015)	(72,424)
Total liabilities and shareholders' deficit	$1,011,321	$1,029,654

Tops Holding II Corporation Second Quarter 2016 Results

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	28-week periods ended
	July 16, 2016	July 11, 2015
Cash flows provided by operating activities:
Net loss	$(18,022)	$(41,673)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	41,131	39,494
Impairment	2,076	-
Amortization of deferred financing costs	1,246	2,113
Deferred income taxes	954	933
Straight-line rent adjustment	493	561
LIFO inventory valuation adjustments	295	425
Share-based compensation expense	127	124
Loss on debt extinguishment	—	34,503
Gain on sale of assets	—	(11,014)
Other	327	442
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	1,702	(4,932)
(Increase) decrease in inventory, net	(12,278)	4,129
Decrease (increase) in prepaid expenses and other current assets	2,904	(1,753)
Increase in other assets	(3,849)	—
Increase in accounts payable	10,102	10,974
(Decrease) increase in accrued expenses and other current liabilities	(8,349)	7,879
Increase in other long-term liabilities	2,175	1,301
Net cash provided by operating activities	21,034	43,506
Cash flows used in investing activities:
Cash paid for property and equipment	(18,210)	(21,843)
Cash proceeds from sale of assets	413	11,255
Net cash used in investing activities	(17,797)	(10,588)
Cash flows used in financing activities:
Borrowings on 2017 ABL Facility	455,100	197,666
Repayments on 2017 ABL Facility	(454,100)	(222,166)
Principal payments on capital leases	(4,866)	(4,822)
Repayments of long-term debt borrowings	(2,365)	(520,981)
Dividends to Tops MBO Corporation	(2,015)	(775)
Change in bank overdraft position	(1,556)	202
Capital contribution	326	—
Proceeds from long-term debt borrowings	—	560,000
Debt extinguishment costs paid	—	(24,215)
Deferred financing costs paid	—	(9,469)
Purchase of treasury stock	—	(1)
Net cash used in financing activities	(9,476)	(24,561)
Net (decrease) increase in cash and cash equivalents	(6,239)	8,357
Cash and cash equivalents–beginning of period	35,557	26,316
Cash and cash equivalents–end of period	$29,318	$34,673

Tops Holding II Corporation Second Quarter 2016 Results

TOPS HOLDING II CORPORATION

RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA

(Dollars in thousands)

(Unaudited)

	12-week periods ended		28-week periods ended
	July 16, 2016	July 11, 2015	July 16, 2016	July 11, 2015
Net loss	$(2,872)	$(37,478)	$(18,022)	$(41,673)
Depreciation and amortization	17,517	17,376	41,131	39,494
Interest expense	18,567	19,042	43,454	44,785
Income tax expense	701	400	1,272	942
EBITDA	33,913	(660)	67,835	43,548
Impairment (a)	2,076	—	2,076	—
Legal and professional fees (b)	353	178	2,530	282
LIFO inventory valuation adjustments (c)	(74)	223	295	425
Share-based compensation expense (d)	38	55	379	124
Loss on debt extinguishment (e)	—	34,503	—	34,503
Gain on sale of assets (f)	—	—	—	(11,014)
Other (g)	262	214	570	2,145
Total adjustments to EBITDA	2,655	35,173	5,850	26,465
Adjusted EBITDA	$36,568	$34,513	$73,685	$70,013

Notes:

(a)

As the expected future cash flows associated with one supermarket location were insufficient to recover that location’s aggregate net book value of long-lived assets, the net book values of leasehold improvements and equipment assets were written down to fair value.

(b)	Legal and professional fees related to the dispute and associated arbitration with the New York State Teamsters Conference Pension and Retirement Fund.
(c)

Eliminates the non-cash impact of last-in, first-out (“LIFO”) accounting, which represents the difference between certain inventories valued under the first-in, first-out (“FIFO”) inventory method and the LIFO inventory method.

(d)	Compensation costs related to stock option grants.
(e)

Expenses primarily incurred in connection with the tender offer for, and redemption of the balance of, the Company’s $460 million senior secured notes due 2017 and the partial tender offer for $60.0 million of the $150.0 million outstanding senior secured notes due 2018.

(f)

During January 2015, the Company sold pharmacy scripts and inventory related to 27 of its in-store pharmacy locations for cash proceeds of $14.9 million. The Company recognized a resulting gain on sale of assets of $11.0 million, net of the carrying value of sold inventory of $3.2 million and direct selling expenses of $0.7 million.

(g)

Other items not related to continuing operations.  The amount for the 28-week period of 2015 includes $1.0 million of severance and other costs associated with the closure of 27 in-store pharmacies in January 2015.